FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:
Haris Tajyar
Managing Partner
Ph: 818-382-9702
htajyar@irintl.com

FOR IMMEDIATE RELEASE
MAY 12, 2008

CHINA ARCHITECTURAL ENGINEERING ANNOUNCES FIRST
CONTRACT IN UNITED STATES VALUED AT $11.6 MILLION

Contract is for a Luxury Condominium in New York City in Which
CAE’s Curtain Wall Will Be Key Element of 21-Story Structure

ZHUHAI, China, & LOS ANGELES—May 12, 2008 -- China Architectural Engineering, Inc. (CAE) (AMEX: RCH), a leader in the design, engineering, fabrication and installation of high-end building envelope solution systems, today announced that it has been awarded its first project in the United States, an $11.6 million contract to supply and install the curtain wall for a 21-story luxury condominium project in New York City.

CAE has already begun initial work on the project and expects to have it completed by mid-2009. The Company expects to recognize revenues from the project in various stage payments between the second quarters of 2008 and 2009.
The 54-unit project, located in the West Chelsea neighborhood of Manhattan at 100 11th Street, is designed by Paris-based architect Jean Nouvel, winner of this year’s Pritzker Award, the highest honor in architecture. Nouvel, who is known for his distinctive and adventurous structures, is expected to significantly benefit in his design of this new highly technical and challenging condominium project by capitalizing on CAE’s fully-integrated, timely, yet cost-effective construction process. These key unique competitive advantages, which also include the designing, engineering, fabrication and installation of high-end curtain wall systems, roofing systems and steel construction systems, are key factors both in this and other projects as well as further solidifying CAE’s position as one of the rapidly emerging and dominant players in the global construction market.

New York Times architecture critic Nicolai Ouroussoff describes the façade as a “gleaming glass and steel mask” in which 1,650 window panes “are set at different angles, so that each will be imbued with subtly different qualities of light and reflection. Portions of the facade will seem to shimmer like the surface of water at times, and at others be more opaque. The silhouette will glow like a torch one minute and dissolve into the surrounding skyline the next.”

Ken Yi Luo, China Architectural Engineering’s Chairman and CEO, commented, “Today’s announcement of a new contract will not only contribute new and higher-margin revenues to our company but also increase our reputation for leading-edge design and engineering in the global construction industry. We expect it to be the first of many in the U.S., where our sales team led by John Anderson is off to a fast start in negotiating contracts for high-end construction projects. We also could not be more pleased to be working with Jean Nouvel, whose studio is one of the world’s most prestigious architectural brands. Such associations, along with the recognized quality of our work, are helping to make CAE a globally prestigious brand in its own right.”

Today’s announcement represents three achievements for CAE. First, it will represent the Company’s initial penetration of the U.S. construction market, driven by CAE’s new U.S. subsidiary, led by John Anderson and Bill Djurovic. Second, it is a clear testament of the Company’s success as part of its international expansion strategy. And third, the contract also marks the Company’s second collaboration with Nouvel, one of the world’s best-known and most respected architects, who also designed the Company’s high rise project in Doha, Qatar.

To be added to China Architectural Engineering's investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering, Inc.

China Architectural Engineering, Inc. (CAE) (AMEX:RCH), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated & cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of building envelop solution systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the hottest construction markets in the world, including the Middle East, Central Asia and Eastern Europe. It recently set up operations in New York to expand in the U.S. and Canadian markets. CAE now has operations in 13 cities in China, Hong Kong, Sydney (Australia), Dubai (UAE) and New York (USA).

For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

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